EXHIBIT 10.5
SECOND AMENDMENT TO THE
TRW AUTOMOTIVE BENEFIT EQUALIZATION PLAN
          TRW Automotive U.S. LLC (the “Company”) hereby adopts this Second Amendment to the TRW Automotive Benefit Equalization Plan (Effective as of February 28, 2003) (the “Plan”), effective as of the dates set forth herein.
RECITALS
A. The Company adopted and maintains the Plan for the benefit of certain of its eligible employees and retirees.
B. The Company desires to amend the Plan to offer a one-time early distribution option in accordance with the transition rules provided under the American Jobs Creation Act of 2004, effective as of January 1, 2006.
C. The Company desires to further amend the Plan to limit eligibility to full-time, salaried employees who participate in the TRW Automotive Operational Incentive Plan at Level III or above in the immediately preceding calendar year, effective as of January 1, 2007.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Effective as of January 1, 2007, Section 2 of the Plan is hereby amended in its entirety to read as follows:
2. Eligibility. An employee of TRW Automotive who is eligible to participate in the Savings Plan will be eligible to participate in the Plan for a calendar year if he or she is a full-time active, salaried employee of TRW Automotive who participated in the TRW Automotive Operational Incentive Plan at Level III or above in the immediately preceding calendar year; subject to a determination by the Committee or its delegate that the employee’s participation must cease in order to preserve the Plan’s status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. An employee will cease to be eligible to participate in the Plan if he or she ceases to participate in the TRW Automotive Operational Incentive Plan at Level III or above. Notwithstanding anything to the contrary herein, an employee’s eligibility is at all times contingent on his or her timely election to participate in the Savings Plan and the Plan.

2.	Effective January 1, 2006, Section 5 is amended by adding the following new subsection (d) to the end thereof:
(f) Notwithstanding anything to the contrary herein, to the extent permitted by the American Jobs Creation Act of 2004 (the “Act”) and Code Section 409A and the regulations promulgated thereunder, Participants shall be offered a one-time, irrevocable election to receive all or a percentage of their May 31, 2006, vested account balance under the Plan (plus earning and losses thereon) in July 2007, rather than at such other date as is required by this Section 5 (e.g. retirement or termination of employment). If elected, such distribution shall be made in one-lump sum payment. The election period shall commence on or about June 10, 2006, and end on June 30, 2006. If the Participant fails to make an election under this subsection (d) by June 30, 2006, payment shall be made on the date(s) and in the payment form(s) previously elected, subject to the Act and the Plan.
3.	Effective as of January 1, 2005, Section 6(f) is hereby amended by adding the following to the end thereof:
In addition, during the 2005 enrollment period that occurred in December 2004, a Participant was required to elect the form of distribution for all contributions made to the Plan prior to January 1, 2005. The available distribution options were a single lump sum and annual installments of up to 10 years. This was a one-time, irrevocable distribution election. If the Participant failed to make an election under this subsection (f), payment of such pre-2005 contributions (plus earnings and losses thereon) would be made in the form of a single lump sum.
4.	Except as set forth in this Second Amendment, the Plan is ratified and confirmed in all respects.
EXECUTED this 31st day of July, 2006.

TRW Automotive U.S. LLC
By:	/s/ Steven M. Kiwicz